EXHIBIT 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: Dan Fuller
(502) 420-9516

Court rules in Genlyte’s favor in Keene Fraudulent Conveyance Case

Louisville, KY  March 14, 2003— Today, the United States District Court for the Southern District of New York issued summary judgment in favor of all defendants in the case of Lippe et al. , Trustees for the Keene Creditors Trust vs. Bairnco Corporation et al. As a result, the case against all remaining defendants, including The Genlyte Group Incorporated, was dismissed in its entirety.

“This is a tremendous legal victory for Genlyte and its stockholders,” said Larry Powers, Chairman, President and Chief Executive Officer of Genlyte. “We believe the Federal Court has completely vindicated us by this ruling in our favor. The Court has agreed with what we have said all along in this nearly 10-year-old matter, that there was no merit whatsoever to the fraudulent conveyance claim against Genlyte when it purchased certain of its lighting companies in 1984 from Keene.”

 The Federal Court pointed out on the second page of its 74-page Opinion that the “Plaintiffs have been unable … to support their theory with any concrete evidence.  To the contrary, on the record before the Court, no reasonable jury could find that Keene and its officers, directors, lawyers, and auditors engaged in any scheme to defraud. Although the asbestos cases were a real concern to Keene as early as the 1970s, the evidence shows, as a matter of law, that there were no fraudulent conveyances here. Instead, a reasonable jury could only find that the transactions were legitimate.”

“This ruling was based on a mountain of evidence in our favor,” said Dan Fuller, Vice President and General Counsel of Genlyte. “Any time a Federal Court grants a summary judgment, it must first weigh every issue of material fact in favor of the party trying to keep the case alive. Here, despite the thousands of pages of deposition testimony before the court, and the millions of documents which have been produced, the Court is basically saying the Creditor’s Trust could not provide any tangible proof to support its case.”

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Stonco, Thomas and Wide-Lite in the United States and Canlyte and Thomas in Canada.